Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2023 Second Quarter Results
Maintains Full-year Guidance

Morrisville, NC – November 10, 2022 – Pyxus International, Inc. (OTC Pink: PYYX) (“Pyxus” or the “Company”), a global value-added agricultural company, today announced results for its fiscal quarter ended September 30, 2022.
Highlights (comparisons are to the relevant prior-year period):
•Sales and other operating revenues increased $114.1 million, or 28.9%, to $508.3 million for the three months ended September 30, 2022.
•Operating margin increased $21.6 million to $27.1 million for the three months ended September 30, 2022.
•Net loss attributable to Pyxus International, Inc. improved by $8.2 million to $1.5 million for the three months ended September 30, 2022.
•Adjusted EBITDA* increased $16.3 million, or 63.0%, to $42.2 million for the three months ended September 30, 2022.
•Inventories, net was $890.1 million, an increase of $87.7 million as of September 30, 2022, with more than 90% of processed tobacco inventory committed to specific customers to meet near-term forecasted demand.
•Borrowings under foreign seasonal lines of credit were $548.5 million, an increase of $90.8 million as of September 30, 2022.

Pieter Sikkel, Pyxus' President and CEO said, "We are pleased with the results achieved during the first half of fiscal 2023, particularly our efforts to reduce supply chain complexities and increase operational efficiencies. These efforts resulted in more normalized shipments in certain markets compared to the prior year. During the quarter, we increased sales and other operating revenues by $114.1 million and operating margin improved by $21.6 million primarily due to increased demand and more normalized timing of shipments from Africa, Asia, and South America. This enabled the Company to utilize cash generated from increased sales in the quarter to refinance the Delayed Draw Term Loan Facility, repay a portion of the revolving loan facilities, and fully fund the U.S. defined benefit pension plan.

"As of September 30, 2022, our inventory increased $87.7 million compared to the prior year primarily due to higher green tobacco prices and processing costs in Africa and South America and delayed shipments from North America. Our processed tobacco inventory continues to be more than 90% committed to specific customers. The overall increase in inventory and our committed inventory levels for processed tobacco position us to meet near-term demand.

"The prevailing La Nina weather patterns continue to adversely affect the global supply of tobacco. Through our efforts to accelerate buying activities in certain key markets, investments we have made across the business, and engaging with customers in transparent dialogue regarding the impacts of La Nina and inflation on our business, we purchased sufficient volume to meet near-term customer demand and maintained our gross profit as a percentage of sales despite historic inflation.

"As we approach the second half of fiscal 2023, we are closely monitoring the market for crop inputs like fertilizer and taking steps to mitigate the near-term risk of supply shortages where possible. We continue to expect fiscal 2023 sales to be between $1.75 billion and $1.95 billion and adjusted EBITDA* to be between $130 million and $160 million.

We remain focused on driving stakeholder value as we accelerate our contributions toward a net-zero future and were recently awarded a Golden Leaf Award in the “Best ESG Programme” category for our efforts to promote sustainable fuel production helping to mitigate deforestation. We received positive feedback from customers on our environmental, social, and governance (“ESG”) framework, specifically our strategic alignment with our customers' targets, and look forward to increasing collaboration so that together we can grow a better world."

*Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) is not a measure of results under generally accepted accounting principles in the United States. Adjusted EBITDA expected for fiscal 2023 is calculated in a manner consistent with Adjusted EBITDA presented for historical periods as presented in the reconciliation tables included in this press release.

Performance Summary for Three Months Ended September 30, 2022
Sales and other operating revenues were $394.2 million for the three months ended September 30, 2021 and $508.3 million for the three months ended September 30, 2022, an increase of $114.1 million, or 28.9%. This increase was primarily due to a 17.5% increase in leaf volume and a 13.3% increase in average price per kilo. The increase in leaf volume was driven by increased demand and more normalized timing of shipments from Africa, Asia, and South America and was partially offset by the timing of shipments from North America. The increase in average price per kilo was mainly due to higher tobacco prices.

Cost of goods and services sold were $342.1 million for the three months ended September 30, 2021 and $441.0 million for the three months ended September 30, 2022, an increase of $98.9 million, or 28.9%. This increase was mainly due to the increase in sales and other operating revenues. Average cost per kilo increased primarily due to higher tobacco prices.

Gross profit was $52.1 million for the three months ended September 30, 2021 and $67.3 million for the three months ended September 30, 2022, an increase of $15.2 million, or 29.2%. This increase was mainly due to the increase in sales and other operating revenues. Gross profit as a percent of sales was 13.2% for the three months ended September 30, 2022 and 2021.
Operating income was $5.5 million for the three months ended September 30, 2021 and $27.1 million for the three months ended September 30, 2022, an increase of $21.6 million. This increase was mainly due to higher leaf sales and other operating revenues from increased volume and average price per kilo, lower restructuring and impairment charges, and a reduction in sales, general, and administrative expenses.

Income tax benefit was $14.1 million for the three months ended September 30, 2021 and $1.2 million for the three months ended September 30, 2022, a decrease of $12.9 million, or 91.5%. The decrease was driven by the Company utilizing a different method for estimating tax expense (benefit) for the period ended September 30, 2022. Using the discrete method for the period ended September 30, 2022, the Company determined current and deferred income tax expense (benefit) as if the six-month interim period of the current fiscal year were an annual period, which resulted in the recognition of the fiscal 2023 year-to-date benefit in the quarter.

Average gross profit per kilo for product revenue was $0.53 for the three months ended September 30, 2021 and $0.62 for the three months ended September 30, 2022, an increase of $0.09 per kilo or 17.0%. This increase was primarily due to a favorable shift in customer and product mix. The impact of this increase was partially offset by lower gross profit from processing and other revenues and increased gross loss in the All Other category.

Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality. In line with our strategy, the increase in green tobacco prices and processing costs in South America required additional working capital that was primarily sourced from increased seasonal lines and more efficient cash management. The following table summarizes the Company’s cash and available credit:

(in millions)	September 30, 2022	September 30, 2021
Cash and cash equivalents	$114.1	$127.6
ABL Credit Facility	45.0	18.5
Foreign seasonal lines of credit	165.9	167.0
Other long-term debt	0.1	0.3
Letters of credit	4.1	3.3
Total	$329.2	$316.7

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended September 30, 2022, on November 10, 2022 at 5:30 P.M. ET. The dial in number for the call is (646) 960-0369 or (888) 350-3452 and the conference ID is 2624736. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event, a replay will be available for five days by dialing (647) 362-9199 or (800) 770-2030 and entering the access code 2624736. Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of the Company's performance or other matters that may affect its business, results of operations, or financial condition are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. Some of these risks and uncertainties include:
•risks related to the Company's indebtedness, including that the Company has substantial debt which may adversely affect it by limiting future sources of financing, interfering with its ability to pay interest, and principal on its indebtedness and subjecting it to additional risks, the Company requires a significant amount of cash to service indebtedness and its ability to generate cash depends on many factors beyond its control, the Company may not be able to refinance or renew its indebtedness, which may have a material adverse effect on its financial condition, the Company may not be able to satisfy the covenants included in its financing arrangements, which could result in the default of its outstanding debt obligations, and despite current indebtedness levels, the Company may still be able to incur substantially more debt, which could exacerbate further the risks associated with its significant leverage;

•risks and uncertainties relating to the Company's liquidity, including but not limited to: whether foreign lenders that have provided short-term operating credit lines to fund leaf tobacco operations at the local level cease to provide such funding, uncertainty and continuing risks associated with the Company’s ability to achieve its goals and continue as a going concern, and unanticipated developments with respect to liquidity needs and sources of liquidity could result in a deficiency in liquidity;

•risk and uncertainties related to the Company’s leaf tobacco operations, including changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, changes in relevant capital markets affecting the terms and availability of short-term seasonal financing, political instability, currency and interest rate fluctuations, the impact of high inflation, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, the impact of climate change on weather patterns in tobacco-growing regions, the impact of disasters or other unusual events affecting international commerce, the impacts of international sanctions on the Company's ability to sell or source tobacco in certain regions, changes in governmental regulations applicable to tobacco products, and changes in costs incurred in supplying products and related services; and

•risks and uncertainties related to the COVID-19 pandemic, including possible delays in shipments of leaf tobacco, including from the closure or restricted activities at ports or other channels, disruptions to the Company’s operations or the operations of suppliers and customers resulting from restrictions on the ability of employees and others in the supply chain to travel and work, border closures, determinations by Pyxus or shippers to temporarily suspend operations in affected areas, whether safety concerns related to COVID-19 might otherwise require operations at any of the Company's facilities to be halted or limited for some period of time, negative consumer purchasing behavior with respect to the Company’s products or the products of its leaf tobacco customers during periods of government mandates restricting activities imposed in response to the COVID-19 pandemic, and the extent to which the impact of the COVID-19 pandemic on the Company’s operations and the demand for its products may not coincide with impacts experienced in the United States due to the international scope of its operations, including in emerging and other markets in which the Company operates where the timing and severity of COVID-19 outbreaks, governmental reactions to the threat of outbreaks, and the pace and efficacy of COVID-19 vaccinations may differ from those in the United States.

A further list and description of these risks, uncertainties, and other factors can be found in Part I, Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended March 31, 2022, its Quarterly Report on Form 10-Q for the period ended June 30, 2022, and in its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2023 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with nearly 150 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Sales and other operating revenues	$508,278	$394,201	$852,183	$727,491
Cost of goods and services sold	440,959	342,147	744,109	633,317
Gross profit	67,319	52,054	108,074	94,174
Selling, general, and administrative expenses	34,987	37,925	69,575	71,770
Other expense, net	1,151	1,816	66	1,654
Restructuring and asset impairment charges	4,045	6,859	4,345	7,092
Operating income	27,136	5,454	34,088	13,658
Loss on deconsolidation/disposition of subsidiaries	49	2,456	648	2,456
Loss on pension settlement	2,588	—	2,588	—
Interest expense, net	28,814	28,477	54,288	55,317
Loss before income taxes and other items	(4,315)	(25,479)	(23,436)	(44,115)
Income tax benefit	1,210	14,128	2,077	22,567
Income (loss) from unconsolidated affiliates	1,555	1,328	5,304	(103)
Net loss	(1,550)	(10,023)	(16,055)	(21,651)
Net (loss) income attributable to noncontrolling interests	(13)	(342)	145	(462)
Net loss attributable to Pyxus International, Inc.	$(1,537)	$(9,681)	$(16,200)	$(21,189)

Loss per share:
Basic and diluted	$(0.06)	$(0.39)	$(0.65)	$(0.85)

Weighted average number of shares outstanding:
Basic and diluted	25,000	25,000	25,000	25,000

Results of Operations

Three Months Ended September 30, 2022 and 2021
	Three Months Ended September 30,
			Change
(in thousands, except per kilo amounts)	2022	2021	$	%
Leaf:
Sales and other operating revenues	$475,599	$357,716	117,883	33.0
Tobacco costs	388,654	292,899	95,755	32.7
Transportation, storage, and other period costs	23,870	18,760	5,110	27.2
Total cost of goods sold	412,524	311,659	100,865	32.4
Product revenue gross profit	63,075	46,057	17,018	36.9
Product revenue gross profit as a percent of sales	13.3%	12.9%

Kilos sold	101,421	86,347	15,074	17.5
Average price per kilo	$4.69	$4.14	0.55	13.3
Average cost per kilo	4.07	3.61	0.46	12.7
Average gross profit per kilo	0.62	0.53	0.09	17.0

Processing and other revenues	$30,341	$33,239	(2,898)	(8.7)
Processing and other revenues costs of services sold	23,000	24,564	(1,564)	(6.4)
Processing and other gross profit	7,341	8,675	(1,334)	(15.4)
Processing and other gross profit as a percent of sales	24.2%	26.1%

All Other:
Sales and other operating revenues	$2,338	$3,246	(908)	(28.0)
Cost of goods and services sold	5,435	5,829	(394)	(6.8)
Gross loss	(3,097)	(2,583)	(514)	(19.9)
Gross loss as a percent of sales	(132.5)%	(79.6)%

Six Months Ended September 30, 2022 and 2021
	Six Months Ended September 30,
			Change
(in thousands, except per kilo amounts)	2022	2021	$	%
Leaf:
Sales and other operating revenues	$798,483	$669,457	129,026	19.3
Tobacco costs	654,644	544,680	109,964	20.2
Transportation, storage, and other period costs	44,497	40,261	4,236	10.5
Total cost of goods sold	699,141	584,941	114,200	19.5
Product revenue gross profit	99,342	84,516	14,826	17.5
Product revenue gross profit as a percent of sales	12.4%	12.6%

Kilos sold	173,466	155,406	18,060	11.6
Average price per kilo	$4.60	$4.31	0.29	6.7
Average cost per kilo	4.03	3.76	0.27	7.2
Average gross profit per kilo	0.57	0.55	0.02	3.6

Processing and other revenues	$48,084	$51,356	(3,272)	(6.4)
Processing and other revenues costs of services sold	35,547	36,958	(1,411)	(3.8)
Processing and other gross profit	12,537	14,398	(1,861)	(12.9)
Processing and other gross profit as a percent of sales	26.1%	28.0%

All Other:
Sales and other operating revenues	$5,616	$6,678	(1,062)	(15.9)
Cost of goods and services sold	9,421	11,327	(1,906)	(16.8)
Gross loss	(3,805)	(4,649)	844	18.2
Gross loss as a percent of sales	(67.8)%	(69.6)%

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2022	September 30, 2021
Assets
Current assets
Cash, cash equivalents, and restricted cash	$115,773	$130,664
Trade and other receivables, net	220,574	223,684
Inventories and advances to tobacco suppliers	938,809	838,568
Recoverable income taxes	11,970	34,090
Prepaid expenses and other current assets	50,932	48,613
Total current assets	1,338,058	1,275,619
Restricted cash	—	389
Investments in unconsolidated affiliates	88,695	87,420
Goodwill and other intangible assets, net	40,892	86,206
Long-term tax assets	21,251	11,229
Other noncurrent assets	44,025	38,487
Right-of-use assets	33,042	38,967
Property, plant, and equipment, net	132,102	137,239
Total assets	$1,698,065	$1,675,556

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable to banks	$548,490	$457,699
Accounts payable	103,494	72,138
Advances from customers	43,802	33,520
Accrued expenses and other current liabilities	75,993	72,574
Income taxes payable	5,262	—
Operating leases payable	8,644	8,418
Current portion of long-term debt	140	121,926
Total current liabilities	785,825	766,275
Long-term debt	646,125	543,233
Long-term leases	23,580	29,495
Long-term tax liabilities	32,019	38,838
Pension, postretirement, and other long-term liabilities	56,939	65,496
Total liabilities	1,544,488	1,443,337
Commitments and contingencies
Stockholders’ equity
Common Stock	390,290	391,089
Retained deficit	(235,013)	(157,883)
Accumulated other comprehensive (loss) income	(4,883)	(6,715)
Total stockholders’ equity of Pyxus International, Inc.	150,394	226,491
Noncontrolling interests	3,183	5,728
Total stockholders’ equity	153,577	232,219
Total liabilities and stockholders’ equity	$1,698,065	$1,675,556

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended		Fiscal Year Ended		Last Twelve Months (8)
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021	March 31, 2022	March 31, 2021*	September 30, 2022	September 30, 2021
Net loss attributable to Pyxus International, Inc.	$(1,537)	$(9,681)	$(16,200)	$(21,189)	$(82,119)	$(117,649)	(77,130)	$(152,562)
Plus: Interest expense	30,224	29,130	57,752	56,557	111,043	103,340	112,238	105,078
Less: Income tax benefit (expense)	1,210	14,128	2,077	22,567	(12,640)	(13,507)	(33,130)	(1,231)
Plus: Depreciation and amortization expense	4,355	4,104	10,284	8,170	16,676	28,419	18,790	16,514
EBITDA (1)	31,832	9,425	49,759	20,971	58,240	27,617	87,028	(29,739)
Plus: Reserves for doubtful customer receivables	839	2,674	10	2,892	4,404	4,663	1,522	8,750
Plus: Other expense, net	1,151	1,816	66	1,654	3,349	10,154	1,761	9,336
Plus: Restructuring and asset impairment charges (9)	5,310	6,859	5,610	7,092	8,031	12,383	6,549	17,692
Plus: Goodwill impairment	—	—	—	—	32,186	1,082	32,186	1,082
Plus: Reorganization Items (2)	—	—	—	—	—	(105,984)	—	—
Plus: Debt restructuring (3)	—	1,066	—	2,280	3,550	23,590	1,270	7,394
Plus: Pension retirement expense (4)	2,724	—	2,724	—	—	—	2,724	—
Plus: Development of and exit from non-leaf-tobacco businesses (5)	11	3,800	630	5,155	13,589	113,954	9,064	90,922
Plus: Other adjustments (6)	303	226	653	573	3,347	6,065	3,427	1,484
Adjusted EBITDA (1)	$42,170	$25,866	$59,452	$40,617	$126,696	$93,524	$145,531	$106,921

Total debt					$1,066,945	$925,531	$1,194,755	$1,122,858
Less: Cash and cash equivalents					198,777	92,705	114,082	127,636
Net debt (1)					$868,168	$832,826	$1,080,673	$995,222
Net debt /Adjusted EBITDA (1)					6.85x	8.90x	7.43x	9.31x

Adjusted EBITDA (1)					$126,696	$93,524	$145,531	$106,921
Interest expense					111,043	103,340	112,238	105,078
Interest coverage					1.14x	0.91x	1.30x	1.02x

Net cash used by operating activities	(44,178)	(45,187)	(286,668)	(231,144)	(198,765)	(226,536)	(254,289)	(258,690)
Capital expenditures	(3,216)	(4,753)	(5,426)	(8,568)	(14,827)	(24,385)	(11,685)	(23,865)
Collections on beneficial interest on securitized trade receivables (7)	30,741	44,968	76,209	82,649	189,440	168,390	183,000	165,785
Free Cash Flow (1)	$(16,653)	$(4,972)	$(215,885)	$(157,063)	$(24,152)	$(82,531)	$(82,974)	$(116,770)
Plus: Interest expense	30,224	29,130	57,752	56,557	111,043	103,340	112,238	105,078
Less: Income tax benefit (expense)	1,210	14,128	2,077	22,567	(12,640)	(13,507)	(33,130)	(1,231)
Adjusted Free Cash Flow (1)	$12,361	$10,030	$(160,210)	$(123,073)	$99,531	$34,316	$62,394	$(10,461)
*Combined (Non-GAAP) for the five months ended August 31, 2020 (Predecessor period) and the seven months ended March 31, 2021 (Successor period), which periods were presented separately in light of the resolution of the Chapter 11 cases (the “Chapter 11 Cases”) of the Company’s predecessor and certain of its subsidiaries commenced in September 2020. A presentation of these combined results for the twelve-month period ended March 31, 2021 is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the Securities and Exchange Commission.

1.Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Free Cash Flow, Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

2.Represents expenditures, gains, and losses that were realized or incurred subsequent to the commencement of the Chapter 11 Cases and as a direct result of the Chapter 11 Cases, which are reported as reorganization items in the condensed consolidated statements of operations, and are primarily composed of write-off of unamortized debt issuance costs and discount, fresh start reporting adjustments, legal, valuation, and consulting professional fees pertaining to the Chapter 11 Cases, United States trustee fees, and debtor-in-possession financing fees.

3.Legal and professional fees incurred in connection with the Chapter 11 Cases, including in preparation for the commencement of the Chapter 11 Cases, not otherwise included in "Reorganization items" and, for the three and twelve months ended September 30, 2021 and March 31, 2022, also includes consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the current fiscal year.

4.During the three months ended September 30, 2022, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the three months ended September 30, 2022 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.

5.Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non leaf-tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.

6.Includes the following items: (i) the addition of unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops (normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold), (ii) the addition of non-cash employee stock-based compensation, (iii) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (iv) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), (v) debt retirement expense, and (vi) income (included in Other (expense) income, net) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

7.Represents cash receipts from the beneficial interest on sold receivables under the Company's the accounts receivable securitization programs and were classified as investing activities within the consolidated statements of cash flows.

8.Items for the twelve months ended September 30, 2022 are derived by adding the items for the three months ended September 30, 2022 as presented in the table and the fiscal year ended March 31, 2022 and subtracting the items for the three months ended September 30, 2021. Items for the twelve months ended September 30, 2021 are derived by adding the items for the three months ended September 30, 2021 and the combined fiscal year ended March 31, 2021 and subtracting the items for the three months ended September 30, 2020.

9.Amounts incurred during the three months ended September 30, 2022 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf agriculture operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.